EXHIBIT 16.1

RBSM LLP

HENDERSON, NV

December 28, 2021

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Panacea Life Sciences Holdings, Inc. (the “Company”) of Form 8-K dated December 28, 2021, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/S/ RBSM LLP